May 29, 2003


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of HIV-VAC, Inc. PO Box 424 PO Box 424 Collingwood, Ontario Canada L9Y 384

Ladies and Gentlemen,

We consent to the incorporation by reference in the prospectus of the Registration Statement on Form SB-2/A being filed by HIV-VAC, Inc., (the "Company") of our report, dated March 3, 2003, appearing in the Company's Annual Report on Form 10-KSB/A for the fiscal year ended September 30, 2002, on our audits of the financial statements of the Company as of September 30, 2002, also appearing in such Form 10-KSB/A.



/s/ SF Partnership, LLP
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SF Partnership, LLP
Chartered Accountants